Exhibit 99.1

Progenics Pharmaceuticals Reports Second Quarter 2003 Results; Company awarded $7.7 million in grants from National Institutes of Health

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--July 30, 2003--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the second quarter ended June 30, 2003 and first half of 2003.
    Revenues for the second quarter ended June 30, 2003 totaled $1.9 million compared to $2.7 million for the same quarter in 2002. For the first half of 2003, Progenics reported revenues of $4.2 million compared to $5.0 million for the comparable period in 2002. Revenues primarily reflect funding received by the Company from government grants and contracts and for research and development services rendered to its joint venture with Cytogen Corporation. The Company's expenses for the second quarter of 2003 were $9.9 million compared to $8.5 million for the second quarter of 2002. For the six months ended June 30, 2003, expenses totaled $18.5 million compared to $15.0 million for the six months ended June 30, 2002. The increase in expense is principally due to an increase in headcount, related laboratory supplies, and increased clinical trial activity. The net loss for the second quarter of 2003 was $7.8 million, compared to a net loss of $5.4 million for the same period in 2002. The net loss per share for the second quarter of 2003 was $0.61, basic and diluted, compared to a net loss per share of $0.43 basic and diluted, for the same period of 2002. The net loss for the first half of 2003 was $13.9 million, compared to a net loss of $7.4 million for the same period in 2002. The net loss per share for the first half of 2003 was $1.09, basic and diluted, compared to a net loss per share of $0.59, basic and diluted, for the same period of 2002. The Company ended the second quarter of 2003 with cash, cash equivalents and marketable securities of $29.8 million.
    The Company also announced that it has been awarded five grants totaling approximately $7.7 million from the National Institutes of Health. The funding comes in the form of three Phase I Small Business Innovation Research (SBIR) grants: two for novel cancer immunotherapies and one for hepatitis C viral entry inhibition, plus two Phase II SBIR grants for development and production of entry inhibitors to the human immunodeficiency virus, the causative agent of AIDS. The Company continues to be successful in its strategy of seeking and securing government grants as an important source of funding for its early-stage research and development programs.
    "In the second quarter of 2003, we made significant progress in the clinical programs for our lead product candidate, methylnaltrexone," said Ronald J. Prentki, Progenics' President. "At the annual meeting of the American Society of Clinical Oncology, we presented encouraging clinical findings regarding methylnaltrexone's use in treating opioid-induced constipation in patients with advanced medical illness, and we initiated a phase 2 clinical study in post-operative ileus. We also took actions to strengthen the financial position of the company, including successfully securing government grants which will provide for continued support of research and development programs. In addition, we filed a shelf registration statement with the SEC which will allow us to raise addition capital to advance our clinical programs and pursue new programs on an opportunistic basis."
    The Company's major accomplishments during the last quarter included:

    -- At the 40th Annual Meeting of the American Society of Clinical Oncology, we presented positive results from a phase 2 clinical trial of our investigational drug, methylnaltrexone
        (MNTX), for the treatment of opioid-induced constipation in patients with advanced medical illness (AMI). These findings confirmed and extended the top-line results from a study that we reported earlier in the quarter. MNTX restored a more regular bowel movement schedule in opioid-treated patients. At active doses, MNTX induced bowel movements, typically within one hour, in a majority of severely constipated patients. Laxation was achieved without reversing the beneficial effects of the opioids and without any significant adverse side effects. Currently, there is no effective therapy for opioid-induced constipation. MNTX is being evaluated in an ongoing phase 3 clinical trial in AMI that began late last year.

    -- A phase 2 clinical trial of MNTX was initiated for post-operative ileus (POI), a paralysis of the gastrointestinal tract that often occurs after surgery. There is no approved treatment for POI, a debilitating condition that contributes to prolonged hospital stays and increased healthcare costs.

    -- New clinical findings showed that MNTX stimulated gastrointestinal motility in the absence of opioids, suggesting that in addition to potential utility in post-operative ileus and opioid-induced constipation, MNTX may be useful in other disorders of impaired bowel motility.

    -- Progenics' scientists announced the discovery of how the hepatitis C virus (HCV) specifically targets the liver and identified inhibitors that may block HCV infection. Preventing HCV from binding to receptors on liver cells represents a new strategy for treating this serious disease.

    Progenics Pharmaceuticals, Inc. of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. In symptom management and supportive care, therapies are being developed to provide patients with an improved quality of life. Progenics' most clinically advanced product candidate is methylnaltrexone, a compound in phase 3 clinical testing that is designed to block the debilitating side effects of opioid analgesics without interfering with pain palliation and in phase 2 clinical trials to treat post operative ileus. The Company also applies its expertise in immunology and molecular biology to develop biopharmaceuticals to fight viral diseases, such as human immunodeficiency virus (HIV) infection, and cancers, including malignant melanoma and prostate cancer. The Company is conducting multi-dose phase 2 clinical trials with its lead HIV product, PRO 542, a viral-entry inhibitor and is in preclinical development with PRO 140 and other follow-on product candidates in HIV infection. The Company is developing cancer immunotherapies based on PSMA (prostate-specific membrane antigen) technology and currently is conducting phase 1 clinical studies of a therapeutic prostate cancer vaccine. GMK is a cancer vaccine in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of July 30, 2003. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. In particular, the Company cannot assure you that any of the their programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of the new information or future events or developments. Thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:
    Additional information on Progenics is available at http://www.progenics.com

    (Financial Tables Follow)




                    PROGENICS PHARMACEUTICALS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS


                          Three Months Ended       Six Months Ended
                      ------------------------------------------------
                       6/30/2003   6/30/2002    6/30/2003   6/30/2002
                      ----------- ----------- ------------ -----------
Contract research and
 development from JV $   849,913 $ 1,077,137 $  1,902,613 $ 2,084,256
Other contract
 research and
 development                                                  193,734
Research grants        1,048,115   1,570,823    2,165,533   2,726,621
Product sales             27,325       5,911       86,891      19,339
                      ----------- ----------- ------------ -----------
      Total revenues   1,925,353   2,653,871    4,155,037   5,023,950
                      ----------- ----------- ------------ -----------

Research and
 development expense   6,219,784   5,865,977   11,971,930  10,432,526
General and
 administrative        2,307,307   1,762,019    3,927,449   3,009,189
Loss in joint venture  1,085,959     606,106    1,965,600   1,108,425
Depreciation and
 amortization            309,544     247,360      613,475     449,298
                      ----------- ----------- ------------ -----------
      Total expenses   9,922,594   8,481,462   18,478,454  14,999,438
                      ----------- ----------- ------------ -----------

Operating loss        (7,997,241) (5,827,591) (14,323,417) (9,975,488)

Other income
 (expense):
   Interest income       158,065     472,465      382,191   1,019,347
   Interest expense       (2,825)                  (4,520)
   Payment from
    insurance
     settlement                                             1,600,000
                      ----------- ----------- ------------ -----------
                         155,240     472,465      377,671   2,619,347

Net loss             $(7,842,001)$(5,355,126)$(13,945,746)$(7,356,141)
                      =========== =========== ============ ===========

      Net loss
       per share,
        basic and
         diluted     $     (0.61)$     (0.43)$      (1.09)$     (0.59)
                      =========== =========== ============ ===========


                       CONDENSED BALANCE SHEETS

                      June 30, 2003            December 31, 2002
                      -------------            -----------------
Cash, cash
 equivalents and
 marketable
 securities          $29,794,579             $ 42,373,774
Accounts receivable       18,162                  334,006
Fixed assets, net      3,778,470                3,705,531
Other assets           1,250,088                1,704,610
                      -----------             ------------

Total assets         $34,841,299             $ 48,117,921
                      ===========             ============

Liabilities          $ 2,451,285             $  2,971,292
Stockholders' equity  32,390,014               45,146,629
                      -----------             ------------

Total liabilities and
 stockholders'
  equity             $34,841,299             $ 48,117,921
                      ===========             ============

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D.
             914-789-2800
             rkrawiec@progenics.com